Exhibit 99.1

    FOR IMMEDIATE RELEASE

    MAY 1, 2012

CHESAPEAKE ENERGY CORPORATION BOARD AND AUBREY K.

MCCLENDON AGREE TO EARLY TERMINATION OF FOUNDER

WELL PARTICIPATION PROGRAM

Board to Name Independent, Non-Executive Chairman

OKLAHOMA CITY, OKLAHOMA, MAY 1, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has renegotiated the terms of the company’s Founder Well Participation Program (FWPP) with Chairman and Chief Executive Officer Aubrey K. McClendon to provide for the early termination of the FWPP on June 30, 2014, 18 months before the end of its current term on December 31, 2015. Mr. McClendon will receive no compensation of any kind in connection with the early termination of the FWPP.

The FWPP, which was approved by shareholders for a 10-year term in 2005, in conjunction with Mr. McClendon’s employment agreement with the company, provides Mr. McClendon a contractual right to participate and invest as a working interest owner (with up to a 2.5% working interest) in new wells drilled on the company’s leasehold. Mr. McClendon has agreed to forego such contractual right 18 months early without compensation.

The Board of Directors will name an independent, Non-Executive Chairman in the near future. The Board’s Nominating and Corporate Governance Committee is considering potential candidates with no previous substantive relationship with Chesapeake and will be soliciting input from major shareholders. Upon the appointment of a Non-Executive Chairman, Mr. McClendon will relinquish the position of Chairman and continue as Chief Executive Officer. Mr. McClendon has indicated his support of the Board’s decision to name a Non-Executive Chairman and waived any rights he might have under his employment agreement as a result of no longer serving as Chairman. As previously announced, the Board is reviewing the financing arrangements between Mr. McClendon (and the entities through which he participates in the FWPP) and any third party that has had or may have a relationship with the company in any capacity.

Merrill A. (“Pete”) Miller, Jr., Chesapeake’s Lead Independent Director and President and Chief Executive Officer of National Oilwell Varco, said, “The Board is focused on serving the interests of shareholders. We believe separation of the Chairman and CEO roles will improve Chesapeake’s corporate governance and the early termination of the FWPP will eliminate a source of controversy, both of which should send a positive signal to the market and improve shareholder value. The Board appreciates Aubrey’s cooperation in these measures and has confidence in Chesapeake’s future, based on its superb assets, strong management team and talented employees.”

Aubrey K. McClendon, Chesapeake’s Chairman and CEO, said, “I am completely supportive of the Board’s plans to separate the positions of Chairman and CEO and to bring an independent Chairman onto the Board. This action reflects our determination to uphold strong corporate governance standards and will also enable me to focus my full time and attention on execution of the company’s strategy, the implementation of our transformation into a major oil producer and the completion of our asset monetization and joint venture objectives.”

O. Mason Hawkins, Chairman and Chief Executive Officer of Southeastern Asset Management, the company’s largest shareholder, said “We are pleased that the Board has listened to our input and believe it has made the right decision by ending the FWPP early and seeking an independent Chairman. Aubrey was right to recognize that these actions are in the best interests of the Company and its shareholders. We support management’s continuing efforts to unlock and deliver the value embedded in Chesapeake’s assets.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry and Niobrara unconventional liquids plays. The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM). Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Additional Information and Where to Find It

The company has filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its 2012 annual meeting of shareholders. The definitive proxy statement is not currently available. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. You may obtain the preliminary proxy statement, the definitive proxy statement (when available) as well as other relevant documents, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the company with the SEC can also be obtained, free of charge, at www.chk.com.

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